EXHIBIT 10.(w.2)

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made as of this 31st day of October, 2001 (the “Effective Date”), by and between DUSA Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of New Jersey, having offices located at 25 Upton Drive, Wilmington, Massachusetts (“DUSA”), and Mark C. Carota, an individual who resides at 144 Old Westford Road, Chelmsford, Massachusetts 01824 (“Carota”, and collectively with DUSA, the “Parties”).

WHEREAS, DUSA and Carota are parties to that certain Employment Agreement dated February 14, 2000 (the “Agreement”), pursuant to which DUSA employs Carota as the Vice President, Operations and Carota accepts such employment; and

WHEREAS, DUSA and Carota wish to amend the Agreement to add a “change in control” provision; and

NOW, THEREFORE, in consideration of the various promises and undertakings set forth in this Amendment, the Parties agree to amend the Agreement as follows:

1.                                       As of the date of this First Amendment, the Agreement is hereby amended to add the following:

“21.                           Change of Control: If Carota’s employment is terminated by DUSA without cause upon the consummation of a “change in control” as defined herein, Carota shall receive, within five (5) days after such termination from DUSA or its successor, a lump sum payment equal to three (3) times his base salary during the last fiscal year in which Carota is associated with DUSA (including any amounts due as severance under Paragraph 11B.(i) of this Agreement).  For the purposes hereof, “change in control” shall mean a change in control of a nature that would be required to be reported in response to Item 5 of Schedule 14D promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the 1934 Act”), whether or not DUSA is then subject to such reporting requirements; provided that, without limitations, such a change in control shall be deemed to have occurred if (i) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of DUSA is or becomes the beneficial owner, directly or indirectly, of securities of DUSA representing twenty percent (20%) or more of the combined voting power of DUSA’s then outstanding securities and thereafter the Board adopts a resolution to the effect that, for the purposes of this Agreement, a change in control of DUSA has occurred; such ownership shall be defined pursuant to Rule 13d-3 of the 1934 Act and includes mergers or acquisitions whereby an outside party has in excess of twenty percent (20%) of the combined voting power; (ii) when DUSA merges or consolidates with any other person or, entity other than a subsidiary and, upon consummation of such transaction own less than fifty percent (50%) of the equity securities of the surviving or consolidated entity; or (iii) a substantial portion of the assets of DUSA are sold or transferred to another person or entity.”

9. Expenses:  All reasonable travel and other expenses incident to the rendering of services by Carota on behalf of and in promoting the interests of DUSA shall be paid by DUSA, including but not limited to an automobile allowance in the amount of $6,000 per year.  If such expenses are paid in the first instance by Carota, DUSA agrees that it will reimburse him therefore upon presentation of appropriate statements, vouchers, bills and invoices as and when required by DUSA to support the reimbursement request.

4.                                       Effect of Amendment.  Except as amended specifically by this First Amendment, the Agreement shall remain in full force and effect and shall be unaffected by this First Amendment.

5.                                       Defined Terms.  All terms used in this First Amendment and not otherwise defined in this First Amendment shall have the meanings assigned to such terms in the Agreement.

6.                                       Governing Law.  This First Amendment shall be governed by the laws of the State of New Jersey.

7.                                       Counterparts.  This First Amendment may be executed in counterparts, each of which, when taken together, shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this First Amendment, by their respective officers hereunto duly authorized, the day and the year first written above.

ATTEST:	DUSA PHARMACEUTICALS, INC.

/s/ John E. Mattern	By:	/s/ D. Geoffrey Shulman
D. Geoffrey Shulman, MD, FRCPC
President and Chief Executive Officer

Dated: 10/31/01
WITNESS:

/s/ Marianne Mullin	/s/ Mark C. Carota
Mark C. Carota, Vice President, Operations

Dated: 10/11/01

DUSA Confidential